PLAN OF DISTRIBUTION PURSUANT TO RULE 12b-1

MERIT ADVISORS INVESTMENT TRUST

WHEREAS,  the Merit Advisors  Investment  Trust, a statutory trust organized and existing  under the laws of the state of  Delaware  (the  "Trust"),  engages  in business as an open-end management  investment company and is registered as such under the Investment Company Act of 1940, as amended (the "1940 Act"); and

WHEREAS,  the  Trust is  authorized  to issue an  unlimited  number of shares of beneficial  interest  (the  "Shares"),   in  separate  series  representing  the interests in separate funds of securities and other assets; and

WHEREAS, the Trust offers a series of such Shares representing  interests in the Merit Tactical Treasury Fund (the "Fund") of the Trust; and

WHEREAS, the Trust desires to adopt a Plan of Distribution  ("Plan") pursuant to Rule 12b-1 under the 1940 Act with respect to the Fund; and

WHEREAS,  the Trustees of the Trust as a whole,  including  the Trustees who are not interested persons of the Trust (as defined in the 1940 Act) and who have no direct or indirect  financial  interest in the  operation of this Plan or in any agreement relating hereto (the "Non-Interested Trustees"), having determined, in the exercise of  reasonable  business  judgment and in light of their  fiduciary duties  under state law and under  Section  36(a) and (b) of the 1940 Act,  that there is a  reasonable  likelihood  that this Plan will benefit the Fund and its shareholders,  have approved this Plan by votes cast at a meeting held in person and  called  for the  purpose of voting  hereon  and on any  agreements  related hereto; and

NOW, THEREFORE,  the Trust hereby adopts this Plan in accordance with Rule 12b-1 under  the 1940  Act,  with  respect  to the Fund,  on the  following  terms and conditions:

1.  Distribution  and Servicing  Activities. Subject to the supervision of the Trustees  of the Trust,  the Trust may,  directly or  indirectly, engage in any activities primarily intended to result in the sale of Shares of the Fund, which activities may include, but are not limited to, the following:

     (a)  payments to the Trust's distributor (the  "Distributor") and to securities dealers and others in respect of the sale of Shares of the Fund;

     (b)  payment of  compensation to and expenses of personnel (including personnel of organizations  with which the Trust has entered  into agreements related to this Plan) who  engage in or support  distribution  of Shares of the Fund or who render  shareholder  support services not otherwise  provided by the Trust's transfer agent, administrator, or custodian, including but not limited to, answering inquiries regarding the Trust, processing shareholder transactions, providing personal services and/or the maintenance of shareholder accounts, providing other shareholder  liaison   services,  responding to shareholder inquiries,  providing information on shareholder  investments in the Shares of the Fund, and providing such other  shareholder  services as the Trust may reasonably request;

     (c) formulation and implementation of marketing and promotional activities, including,  but not limited to, direct mail  promotions and  television, radio, newspaper, magazine and other mass media advertising;

     (d) preparation, printing and distribution of sales literature;

     (e)  preparation, printing and distribution of prospectuses and statements of additional information and reports of the Trust for recipients other than existing shareholders of the Trust;

     (f)  holding seminars and sales meetings designed to promote the distribution of Shares;

     (g)  obtaining  information and providing explanations to wholesale and retail  distributors of contracts regarding Fund investment objectives and policies and other information about the Fund,  including the performance of the Fund;

     (h) training sales personnel regarding Shares of the Fund; and

     (i)  obtaining  such  information,  analyses  and reports  with  respect to marketing and  promotional  activities as the Trust may, from time to time, deem advisable.

The Trust is authorized  to engage in the  activities  listed above,  and in any other activities primarily intended to result in the sale of Shares of the Fund, either  directly or through  other persons with which the Trust has entered into agreements related to this Plan.

2. Maximum Expenditures.

     (a) The  expenditures  to be made by the Fund pursuant to this Plan and the basis upon which payment of such  expenditures  will be made shall be determined by the Trustees of the Trust, but in no event may such  expenditures  exceed the following:

          (1) Class A. For the  Class A Shares of the Fund,  the Fund may pay an  amount calculated at the rate of up to 0.25% per annum of the average daily net asset  value of the Class A Shares of the Fund for each year or portion thereof  included  in the period for which the  computation  is being made, elapsed since the inception of this Plan to the date of such expenditures.

          (2) Class C. For the  Class C Shares of the Fund,  the Fund may pay an amount  calculated  at the rate of up to 1.00%  (0.25% for service fees and 0.75% for distribution fees) per annum of the average daily net asset value of the Class C Shares of the Fund for each year or portion thereof included in the period for which the  computation  is being made,  elapsed since the commencement  of  operations  of the  Class C  Shares  to the  date of such  expenditures.

Notwithstanding the foregoing,  in no event may expenditures paid by the Fund as service  fees with  respect  to any one of the  foregoing  classes of the Fund's Shares (each a "Class" and together,  the "Classes") exceed an amount calculated at the rate of 0.25% of the average  annual net assets of such  Class.  Payments for  distribution and shareholder  servicing  activities may be made directly by the Trust or to other  persons with which the Trust has entered into  agreements related to this Plan.

     (b) Allocation of Class Expenses.  Only distribution  expenditures properly attributable  to the  sale of a  particular  Class  may be used to  support  the distribution  fee charged to shareholders of such Class.  Distribution  expenses attributable  to the sale of more  than one  Class  will be  allocated  at least annually  to each  Class  based  upon the ratio in which the sales of each Class bears to the sales of Shares of all applicable Classes.

3. Term and Termination.

     (a) This Plan shall be effective with respect to a Class on the date that Class of the Fund  commences  operation.  The Plan  will be  deemed to have been approved with respect to a Class so long as a majority of the outstanding voting securities  (as such term is defined in the 1940 Act) of the Class  approves the Plan,  without regard to whether the Plan has been approved by a majority of the outstanding voting securities of any other Class or the Fund as a whole.

     (b) Unless  terminated  as herein  provided,  this Plan shall  continue  in effect with  respect to each Class for one year from the  effective  date of the Plan for such Class and shall continue in effect for  successive  periods of one year  thereafter,  but only so long as each  such  continuance  is  specifically approved by votes of a majority  of both (i) the  Trustees of the Trust and (ii) the Non-Interested  Trustees, cast at a meeting called for the purpose of voting on such approval.

     (c) This Plan may be  terminated  at any time with  respect to any Class of  Shares of the Fund by a vote of a majority of the Non-Interested  Trustees or by a vote of a  majority  of the  outstanding  voting  securities  of such Class as defined in the 1940 Act.

4. Amendments.  No material  amendment to this Plan shall be made unless: (a) it is approved in the manner  provided  for annual  renewal of this Plan in Section 3(a) hereof; and (b) if the proposed  amendment will to increase  materially the maximum expenditures permitted by Section 2 hereof with respect to any Class, it is approved by a vote of the majority of the outstanding  voting  securities (as defined in the 1940 Act) of such Class.

5.  Selection  and  Nomination  of Trustees.  While this Plan is in effect,  the selection and  nomination of the  Non-Interested  Trustees of the Trust shall be committed to the discretion of such Non-Interested Trustees.

6. Quarterly Reports.  The Trust's Distributor or Treasurer shall provide to the Trustees of the Trust and the Trustees  shall review  quarterly a written report by Class of the amounts expended pursuant to this Plan and any related agreement and the purposes for which such expenditures were made.

7.  Recordkeeping.  The Trust shall preserve copies of this Plan and any related agreement and all reports made pursuant to Section 6 hereof, for a period of not less than six years from the date of this Plan.  Any such  related  agreement or  such reports for the first two years will be maintained in an easily  accessible place.

8. Limitation of Liability.  Any obligations of the Trust hereunder shall not be binding  upon  any  of the  Trustees,  officers  or  shareholders  of the  Trust  personally,  but shall bind only the assets and property of the Trust.  The term "Merit Advisors  Investment Trust" means and refers to the Trustees from time to time serving under the Trust's Agreement and Declaration of Trust  ("Declaration of Trust") as filed with the Securities and Exchange  Commission.  The execution of this  Plan  has  been  authorized  by the  Trustees,  acting  as such and not individually,  and such  authorization  by such Trustees  shall not be deemed to have been made by any of them  individually or to impose any liability on any of them  personally,  but shall bind only the assets and  property  of the Trust as provided in the Trust's Declaration of Trust.

This Plan was effective for the Class A and C Shares of the Fund as of  June 16, 2005.